EXHIBIT 23.2
The Board of Directors
Centura Banks, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated January 11, 2000, with respect to the consolidated balance sheets of Centura Banks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Centura Banks, Inc.

                                         KPMG LLP

May 10, 2000